UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2019

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 N.W. 77th Avenue, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mr. Joseph A. García

Mr. Joseph A. Garcia has retired from his role as Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary of Spanish Broadcasting System, Inc. (the "Company") effective as of January 28, 2019.  Mr. Garcia served as the Company's Chief Financial Officer since 1984.  The Company thanks Mr. Garcia for his many years of dedicated service to the Company.  Mr. Garcia will continue to serve on the Board of Directors of the Company and serve in a senior advisory role to the Company.  The Company and Mr. Garcia intend to enter into a Separation and Transition Services Agreement documenting the terms of Mr. Garcia's retirement and transition to a senior advisory role.

Appointment of Mr. Jose I. Molina

Mr. Jose I. Molina has been appointed Chief Financial Officer of the Company effective as of January 28, 2019. Mr. Molina, 46, has over 20 years of experience in corporate finance leadership and public accounting roles, including broad experience in mergers and acquisitions, capital markets and corporate restructuring.  Prior to his appointment, Mr. Molina was the Senior Vice President and Chief Financial Officer, Networks at Univision Communications.  Prior to Univision, he was President and Chief Financial Officer at MundoMax (formerly known as MundoFOX), a Spanish-language broadcast television network that had over 50 affiliate stations nationwide. Prior to MundoMax, from 2001 – 2015, Mr. Molina was the Senior Vice President of Finance of the Company and served as a member of the senior management team, advisor to the C-suite and liaison with the investment community. Mr. Molina has been a Certified Public Accountant (CPA) in Florida since 1997.  He holds a Master of Professional Accounting and a Bachelor of Science in Accounting with Honors from the Fischer School of Accounting at the University of Florida.

The Company has entered into an employment agreement with Mr. Molina effective as of January 28, 2019 (the "Employment Agreement").  The Employment Agreement provides that Mr. Molina will serve as Chief Financial Officer for a three-year term.  The Employment Agreement provides for a base salary of $400,000 for the first year, $450,000 in the second year and $475,000 in the third year.  In addition, Mr. Molina will be eligible to earn an annual discretionary bonus in the amount recommended by the Chairman and Chief Executive Officer and approved by the Compensation Committee.  Mr. Molina is entitled to participate in all employee benefit plans and policies of the Company, including if eligible, health care coverage, vacation, sick leave and other benefits extended to executives of the Company.  Mr. Molina is entitled to an automobile allowance of $1,300 per month.

Mr. Molina’s employment under the Employment Agreement shall terminate: (a) by reason of Mr. Molina’s death, (b) for failure to render service, (c) for Cause (as defined in the Employment Agreement), and (d) without Cause.  If Mr. Molina’s employment is terminated by the Company without Cause or Mr. Molina elects to terminate his employment following a Change of Control (as defined in the Employment Agreement), the Company will pay a severance allowance equal to one year of his base salary.  If Mr. Molina’s employment is terminated by the Company other than without Cause, the Company will pay his accrued base salary and all other benefits accrued through the date of termination.

Under the terms of the Employment Agreement, Mr. Molina has agreed not to disclose any confidential information concerning the Company’s business.  In addition, Mr. Molina has agreed not to solicit or to interfere with the Company’s relationship with any of the Company’s employees or independent contractors or to interfere with the Company’s relationship with any person or entity with which the Company had any contractual or business relationship until one year following termination of his employment.

Mr. Molina has been granted an option to purchase 75,000 shares of common stock which will vest pursuant to the following schedule: (i) 25,000 vest upon the six-month anniversary of the grant date; (ii) 25,000 vest upon the eighteenth-month anniversary of the grant date; and (iii) 25,000 vest upon the thirtieth month anniversary of the grant date.

The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

There is no arrangement or understanding between Mr. Molina and any other person pursuant to which he was appointed Chief Financial Officer.  There are no family relationships between Mr. Molina and any of the Company's directors and executive officers.  The Company has not entered into any transactions with Mr. Molina that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)

February 1, 2019	By:	/s/ Raúl A. Alarcón
Raúl A. Alarcón
Chief Executive Officer